Exhibit 99.1
news release
QLT ANNOUNCES FOURTH QUARTER AND YEAR END 2008 RESULTS
Provides Guidance for 2009

For Immediate Release	February 19, 2009
VANCOUVER, CANADA—QLT Inc. (NASDAQ: QLTI; TSX: QLT) (“QLT” or the “Company”) today reported its financial results for the fourth quarter ending December 31, 2008 and full year 2008 as well as issued its guidance for 2009. Unless specified otherwise, all amounts are in U.S. dollars and in accordance with U.S. GAAP.
“2008 was a pivotal year for us as we concluded a series of corporate development activities, including divesting the majority of our non-core assets, retiring our convertible debt, and launching a Dutch tender offer,” said Bob Butchofsky, President and Chief Executive Officer of QLT. “We are excited to embark on our next chapter as an ophthalmology-focused, development driven company. While we feel comfortable including Eligard® in our guidance for 2009, there is still the possibility that we will receive an attractive offer for the asset and divest Eligard at some point in the future. This will be a significant year for our punctal plug platform and we plan to be in a position to wrap up Phase II development by the end of this year.”
2008 FINANCIAL RESULTS
Discontinued Operations Reporting
We have not sold our Eligard business as originally planned and announced in January 2008. Therefore, in accordance with Financial Accounting Standard 144, the Eligard operations no longer qualify to be reported in discontinued operations. Our statement of operations for 2008 includes the results of Eligard within continuing operations, while financial results related to Aczone® and Atrigel® are reported within discontinued operations. Prior year comparative results conform to this presentation, and we expect to continue reporting our results this way in 2009.
Worldwide Product Sales
As previously announced, global Visudyne® sales for the fourth quarter were $30.6 million, a decrease of 32.7% over sales in the fourth quarter of 2007. Sales in the U.S. of $8.0 million were down 20.0% from the prior-year fourth quarter, while sales outside the U.S. of $22.6 million were down 36.3%. For the full year 2008, worldwide Visudyne sales were $141.9 million, 34.0% lower than in 2007, as U.S. sales declined 4.1% and non-U.S. sales declined 40.4%. The drop in Visudyne sales was primarily due to the approval and reimbursement in Europe of alternative therapeutics for age-related macular degeneration.
Worldwide Eligard sales in the fourth quarter were $59.4 million, an increase of 23.6% over the fourth quarter of 2007. U.S. sales of $20.4 million were up 16.8% from the fourth quarter of 2007, while sales outside the U.S. increased 27.5% to $39.1 million. For the full year 2008, Eligard sales were $224.8 million, up 24.2% from the prior year, as U.S. sales of $76.7 million grew 2.3% and non-U.S. sales of $148.1 million were up 39.8%.

QLT Revenues
For the fourth quarter, total revenue of $39.0 million was up 26.3% from the fourth quarter of 2007, as the increase in Eligard revenue more than offset a drop in Visudyne revenue. For the fourth quarter, revenue from Visudyne of $11.9 million fell 12.7% while revenue related to Eligard (royalty and product revenue combined) of $24.0 million was up 41.4%. The 2008 fourth quarter revenue also included a one-time milestone of $2.8 million for achieving annual sales of Eligard in Europe of over $100 million. For the full year 2008, total revenues of $124.1 million were down 2.7% from the prior year due primarily to the decline in Visudyne revenue, which more than offset growth in Eligard revenue. Revenue from Visudyne for the full year was $48.3 million, down 28.7% from $67.7 million in the prior year, while royalty and product revenue related to Eligard was $71.5 million, up 22.3% from the prior year.
QLT’s share of profit from Visudyne sales in the fourth quarter was 25.3%, up from 12.9% in Q4 2007. However, the 2007 results included approximately $6 million of expense related to provisions for excess inventory taken in the fourth quarter of that year by both QLT and Novartis. Excluding this expense, the profit share in the fourth quarter of 2007 would have been 20.1%. For the full year 2008, QLT’s share of profit from Visudyne sales was 23.1%, up from 20.7% in 2007 (or 22.2% excluding the provisions for excess inventory). The increase in profitability for both the fourth quarter and the full year occurred as the reduction in Visudyne expenses exceeded the decline in sales.
QLT Expenses
For the fourth quarter of 2008, expenditures for Research and Development (R&D) were $6.5 million compared to $12.0 million in the same period of 2007. For the full year, expenditures for R&D were $29.6 million, down from $38.6 million in 2007 primarily due to decreased spending on preclinical research and savings from restructuring, which more than offset the increase in spending on our punctal plug delivery system.
For the fourth quarter of 2008, Selling General and Administrative (SG&A) expense was $4.6 million, down from $6.9 million in the fourth quarter of 2007. For the full year, SG&A expenditures of $21.7 million were down from $25.8 million in 2007, primarily due to savings realized from our restructuring activities during the year.
Gains on Asset Divestments
QLT reported gains on the three asset divestments that occurred during 2008. The gain on the sale of the building and land of $21.7 million was included as a separate line item within continuing operations. The combined pre-tax gains on the divestitures of Aczone and Atrigel of $134.9 million were reported as part of income from discontinued operations.
Operating Income / Loss
Operating income for the fourth quarter was $11.4 million, compared to a loss of $48.1 million in the prior year quarter. The 2007 loss was driven by a charge of $42.9 million for the purchase of in-process R&D related to the acquisition of ForSight Newco II, Inc. (and our punctal plug delivery system) in October 2007. The improvement in the 2008 operating results was driven by increased revenue from Eligard and lower spending on R&D and SG&A. Full year operating income for 2008 was $26.6 million, compared to an operating loss in 2007 of $144.3 million. The income in 2008 included the gain of $21.7 million on the sale of the building and land, which was partially offset by a $10.2 million restructuring charge. Excluding these two items, 2008 operating profit would have been $15.1 million. The operating loss in 2007 was due primarily to a charge of $110.2 million related to the Massachusetts Eye and Ear Infirmary (MEEI) judgment as well as the charge for purchase of in-process R&D.

Earnings Per Share (EPS) / Loss Per Share
QLT reported EPS of $0.08 in the fourth quarter, compared to a loss per share of $0.62 in the fourth quarter of 2007. The loss per share in the fourth quarter of 2007 was driven by the charge for purchase of in-process R&D. For the full year 2008, EPS of $1.81 compared to a loss per share of $1.47 in 2007. The earnings in 2008 were driven by the gains on asset divestments, while the loss for the full year 2007 was primarily due to charges for the MEEI judgment and the purchase of in-process R&D.
In the fourth quarter of 2008, non-GAAP EPS was $0.07, while for the full year 2008 non-GAAP EPS was $0.01. Key items that were excluded in the determination of non-GAAP EPS include: (i) gains on asset divestments, (ii) licensing and milestone revenue, (iii) recognition of the QLT USA, Inc. (a wholly-owned subsidiary of QLT) tax asset, (iv) restructuring charges, (v) inventory charges, and (vi) stock compensation expense. The full reconciliations of GAAP to non-GAAP EPS for the fourth quarter and full year are provided in Exhibits 1 and 2.
Cash
The Company’s consolidated cash balance at December 31, 2008 consisted of $165.4 million of cash and cash equivalents and $124.6 million of restricted cash, which represents a bond posted to stay execution of the MEEI judgment. The December 31, 2008 cash balance does not reflect payment for the $50 million modified Dutch auction tender offer completed in 2009. During 2008, the Company redeemed $172.5 million of convertible notes, resulting in no long term debt at year end.
2009 GUIDANCE
QLT is projecting that Visudyne sales will range from $90 million to $110 million in 2009 and expects that its share of profit from Visudyne sales will be approximately 24-26% in 2009. Eligard sales for the full year are expected to be $220 million to $240 million. Combined R&D and SG&A expenses are expected to be approximately flat to 2008, with R&D expense in 2009 of $30 million to $33 million and SG&A expense of $18 million to $21 million. Adjusted EBITDA (measured as operating income plus depreciation and stock compensation expense less licensing and milestone revenue) is expected to be $10 million to $15 million for 2009, assuming Eligard is not divested during the year.
RECENT COMPANY HIGHLIGHTS
* Initiated a Phase I safety study in healthy adults of QLT091001, an orally administered synthetic retinoid replacement therapy for 11-cis-retinal. The drug is being developed for the potential treatment of Leber’s Congenital Amaurosis, an inherited progressive retinal degenerative disease that leads to retinal dysfunction and visual impairment beginning at birth.
* Announced encouraging data from the CORE study, a Phase II trial being conducted by QLT’s wholly-owned subsidiary, QLT Plug Delivery, Inc., to evaluate the safety and efficacy of its Latanoprost Punctal Plug Delivery System for the treatment of open angle glaucoma and ocular hypertension.
* Announced six-month results from an interim analysis for the Phase II RADICAL study (Reduced Fluence Visudyne Anti-VEGF-Dexamethasone In Combination for AMD Lesions). The primary endpoint results at 12 months are expected in the first half of 2009.
* Initiated and announced the final results of a modified Dutch auction tender offer whereby QLT accepted for purchase and cancellation 20,000,000 of its common shares at a price of $2.50 per share, for a total cost of $50 million.

* Announced that the United States Court of Appeals for the First Circuit affirmed the judgment of the United States District Court for the District of Massachusetts in the lawsuit brought against QLT by MEEI in connection with events related to U.S. patent # 5,798,349 and certain of MEEI’s research results related to QLT’s Visudyne. The Court of Appeals upheld the liability and damages aspects of the District Court judgment in which QLT was found liable under Massachusetts state law for unfair trade practices and ordered to pay to MEEI damages of 3.01% on past, present and future worldwide net sales of Visudyne plus interest and certain legal fees. QLT subsequently filed a petition for rehearing with respect to the foreign sales portion of that damages award.
*Announced that QLT was the defendant in a lawsuit filed by Massachusetts General Hospital (MGH) in Massachusetts state court. MGH alleges that it entered into a written agreement with QLT that requires QLT to pay MGH the same royalties that it pays MEEI on sales of Visudyne, as determined by the District Court and affirmed by the Court of Appeals.
Conference call information
QLT Inc. will hold an investor conference call to discuss 2008 results on Thursday, February 19, 2009 at 8:30 a.m. ET (5:30 a.m. PT). The call will be broadcast live via the Internet at www.qltinc.com. To participate on the call, please dial 1-800-319-4610 (North America) or 604-638-5340 (International) before 8:30 a.m. ET. A replay of the call will be available via the Internet and also via telephone at 1-800-319-6413 (North America) or 604-638-9010 (International), access code 7157, followed by the “#” sign.
About QLT
QLT Inc. is a global biopharmaceutical company dedicated to the discovery, development and commercialization of innovative therapies. Our research and development efforts are focused on pharmaceutical products in the field of ophthalmology. In addition, we utilize three unique technology platforms, photodynamic therapy, Atrigel® and punctal plugs with drugs, to create products such as Visudyne® and Eligard® and future product opportunities. For more information, visit our web site at www.qltinc.com.

QLT Inc.—Financial Highlights
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended		Year ended
	December 31,		December 31,
(In thousands of United States dollars, except per share information)	2008	2007	2008	2007

(Unaudited)
Revenues
Net product revenue	$24,795	$22,087	$86,182	$95,857
Net royalties	11,013	8,431	33,643	30,362
Contract R&D	—	—	10	—
Licensing and milestones	3,202	367	4,305	1,387

	39,010	30,885	124,140	127,606

Costs and expenses
Cost of sales	15,223	14,524	49,675	45,396
Accrued cost of sales re: MEEI (1)	917	1,369	4,249	2,830
Research and development	6,519	11,976	29,568	38,586
Selling, general and administrative	4,579	6,946	21,705	25,794
Depreciation	382	1,418	2,947	5,330
Litigation	—	—	864	110,162
Gain on sale of long-lived assets	(377)	—	(21,666)	—
Purchase of in-process research and development	—	42,865	—	42,865
Restructuring charge (recovery)	318	(97)	10,162	938

	27,561	79,001	97,504	271,901

Operating income (loss)	11,449	(48,116)	26,636	(144,295)

Investment and other income (expense)
Net foreign exchange gains (losses)	702	(458)	643	(1,743)
Interest income	1,459	3,114	7,249	14,278
Interest expense	(1,530)	(3,061)	(10,339)	(9,026)
Other	4	385	290	4,813

	635	(20)	(2,157)	8,322

Income (loss) from continuing operations before income taxes	12,084	(48,136)	24,479	(135,973)

Income taxes	(6,168)	3,109	(9,527)	32,647

Income (loss) from continuing operations	5,916	(45,027)	14,952	(103,326)

(Loss) income from discontinued operations, net of income taxes	(42)	(1,520)	119,939	(6,671)

Net income (loss)	$5,874	$(46,547)	$134,891	$(109,997)

Basic net income (loss) per common share
Continuing operations	$0.08	$(0.60)	$0.20	$(1.38)
Discontinued operations	(0.00)	(0.02)	1.61	(0.09)

Net income (loss)	$0.08	$(0.62)	$1.81	$(1.47)

Diluted net income (loss) per common share
Continuing operations	$0.08	$(0.60)	$0.20	$(1.38)
Discontinued operations	(0.00)	(0.02)	1.61	(0.09)

Net income (loss)	$0.08	$(0.62)	$1.81	$(1.47)

Weighted average number of common shares outstanding (in thousands)
Basic	74,620	74,620	74,620	74,907
Diluted	74,620	74,620	74,620	74,907

(1)	Amount accrued on Visudyne sales since June 30, 2007 pursuant to judgment rendered in the MEEI litigation.

QLT Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In accordance with United States generally accepted accounting principles)

	December 31,	December 31,
(In thousands of United States dollars)	2008	2007

(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$165,395	$126,731
Restricted cash	124,578	123,495
Accounts receivable	31,096	25,257
Income taxes receivable	50,899	48,421
Inventories	11,633	18,511
Current portion of deferred income tax assets	9,835	19,392
Other	11,144	11,930

	404,580	373,737

Property, plant and equipment	3,184	10,017
Assets held for sale	—	42,732
Deferred income tax assets	30,216	7,041
Goodwill	23,145	94,903
Mortgage receivable	9,834	—
Long-term inventories and other assets	20,799	20,557

	$491,758	$548,987

LIABILITIES
Current liabilities
Accounts payable	$9,115	$8,486
Accrued restructuring charge	726	153
Accrued liabilities	129,512	123,294
Convertible debt	—	172,500
Current portion of deferred revenue	5,673	8,431
Current portion of deferred income tax liabilities	—	11,291

	145,026	324,155

Uncertain tax position liabilities	2,033	2,070
Deferred revenue	1,469	2,939

	148,528	329,164

SHAREHOLDERS’ EQUITY
Common shares	702,221	702,221
Additional paid in capital	123,367	119,779
Accumulated deficit	(579,564)	(714,455)
Accumulated other comprehensive income	97,206	112,278

	343,230	219,823

	$491,758	$548,987

As at December 31, 2008, there were 74,620,328 issued and outstanding common shares and 5,341,694 outstanding stock options.

QLT Inc. CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS 2008 Fourth Quarter Reconciliation of GAAP Earnings to
Adjusted Non-GAAP Earnings	Exhibit 1

	Three months ended			Three months ended
	December 31, 2008			December 31, 2008
(In millions of United States dollars, except per share information)	GAAP	Adjustments		Non-GAAP(1)

(Unaudited)
Revenues
Net product revenue	$24.8	$—		$24.8
Net royalties	11.0	—		11.0
Licensing and milestones	3.2	(3.2	) (a)	—

	39.0	(3.2)		35.8

Cost and expenses
Cost of sales	(15.2)	0.0	(b)	(15.2)
Accrued cost of sales re: MEEI	(0.9)	—		(0.9)
Research and development	(6.5)	0.2	(b)	(6.3)
Selling, general and administrative	(4.6)	0.3	(b)	(4.3)
Depreciation	(0.4)	—		(0.4)
Litigation	—	—		—
Gain on sale of long-lived assets	0.4	(0.4)	(c)	—
Restructuring	(0.3)	0.3	(d)	—

	(27.6)	0.5		(27.1)

Operating income	11.4	(2.7)		8.7

Investment and other income (expense)
Net foreign exchange gain	0.7	—		0.7
Interest income	1.5	—		1.5
Interest expense	(1.5)	—		(1.5)
Other	0.0	—		0.0

	0.6	—		0.6

Income from continuing operations before income taxes	12.1	(2.7)		9.4
Provision for income taxes	(6.2)	1.8	(e)	(4.4)

Income from continuing operations	5.9	(0.9)		5.0

(Loss) income from discontinued operations, net of income taxes	(0.0)	0.0	(f)	0.0

Net income	$5.9	$(0.9)		$5.0

Basic net income (loss) per common share:
Continuing operations	$0.08			$0.07
Discontinued operations	(0.00)			0.00

Net income	$0.08			$0.07

Diluted net income (loss) per common share:
Continuing operations	$0.08			$0.07
Discontinued operations	(0.00)			0.00

Net income	$0.08			$0.07

Weighted average number of common shares outstanding (in millions)
Basic	74.6			74.6
Diluted	74.6			74.6

Adjustments:

(a)	Remove licensing and milestone revenue.

(b)	Remove stock based compensation.

(c)	Remove gain on sale of long-lived assets.

(d)	Remove restructuring charge.

(e)	Remove income tax impact of the above adjustments.

(f)	Remove gain on sale of assets, net of tax.

(1)	The adjusted non-GAAP financial measures have no standardized meaning under GAAP and are not comparable between companies. Management believes that the adjusted non-GAAP financial measures are useful for the purpose of financial analysis. Management uses these measures internally to evaluate the Company’s operating performance before items that are considered by management to be outside of the Company’s core operating results.

QLT Inc. CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS 2008 Reconciliation of GAAP Earnings to
Adjusted Non-GAAP Earnings	Exhibit 2

	Year ended			Year ended
	December 31, 2008			December 31, 2008
(In millions of United States dollars, except per share information)	GAAP	Adjustments		Non-GAAP(1)

(Unaudited)
Revenues
Net product revenue	$86.2	$(0.4)	(a)	$85.7
Net royalties	33.6	—		33.6
Licensing and milestones	4.3	(4.3)	(b)	—

	124.1	(4.7)		119.4

Cost and expenses
Cost of sales	(49.7)	1.6	(a) (c)	(48.1)
Accrued cost of sales re: MEEI	(4.2)	—		(4.2)
Research and development	(29.6)	1.1	(c)	(28.5)
Selling, general and administrative	(21.7)	1.6	(c)	(20.1)
Depreciation	(2.9)	0.2	(d)	(2.8)
Litigation	(0.9)	0.9	(e)	—
Gain on sale of long-lived assets	21.7	(21.7)	(f)	—
Restructuring	(10.1)	10.1	(g)	—

	(97.5)	(6.2)		(103.7)

Operating income	26.6	(10.9)		15.7

Investment and other income (expense)
Net foreign exchange gains	0.6	—		0.6
Interest income	7.2	—		7.2
Interest expense	(10.3)	—		(10.3)
Other	0.3	—		0.3

	(2.2)	—		(2.2)

Income from continuing operations before income taxes	24.5	(10.9)		13.5

Provision for income taxes	(9.5)	(0.6)	(h)	(10.2)

Income from continuing operations	15.0	(11.6)		3.4

Income (loss) from discontinued operations, net of income taxes	119.9	(122.7	) (a) (c) (i) (j)	(2.8)

Net income	$134.9	$(134.3)		$0.6

Basic net income (loss) per common share:
Continuing operations	$0.20			$0.05
Discontinued operations	1.61			(0.04)

Net income	$1.81			$0.01

Diluted net income (loss) per common share:
Continuing operations	$0.20			$0.05
Discontinued operations	1.61			(0.04)

Net income	$1.81			$0.01

Weighted average number of common shares outstanding (in millions)
Basic	74.6			74.6
Diluted	74.6			74.6

Adjustments:

(a)	Remove inventory write-down.

(b)	Remove licensing and milestone revenue.

(c)	Remove stock based compensation.

(d)	Remove impairment of fixed assets.

(e)	Remove litigation expense.

(f)	Remove gain on sale of long-lived assets.

(g)	Remove restructuring charge.

(h)	Remove income tax impact of the above adjustments.

(i)	Remove gain on sale of assets, net of tax.

(j)	Remove recognition of tax asset related to reversal of valuation allowance.

(1)	The adjusted non-GAAP financial measures have no standardized meaning under GAAP and are not comparable between companies. Management believes that the adjusted non-GAAP financial measures are useful for the purpose of financial analysis. Management uses these measures internally to evaluate the Company’s operating performance before items that are considered by management to be outside of the Company’s core operating results.

A full explanation of how QLT determines and recognizes revenue resulting from Visudyne sales is contained in the financial statements contained in the periodic reports on Forms 10-Q and 10-K, under the heading “Significant Accounting Policies — Revenue Recognition.” Visudyne sales are product sales by Novartis under its agreement with QLT.
QLT Inc. Media Contact:
Vancouver, Canada
Karen Peterson
Telephone: 604-707-7000 or 1-800-663-5486
Fax: 604-707-7001
The Trout Group Investor Relations Contact:
New York, USA
Christine Yang
Telephone: 646-378-2929
or
Marcy Strickler
Telephone: 646-378-2927
QLT Plug Delivery, Inc. is a wholly-owned subsidiary of QLT Inc.
Atrigel is a registered trademark of QLT USA, Inc.
Visudyne is a registered trademark of Novartis AG.
Eligard is a registered trademark of Sanofi-aventis.
QLT Inc. is listed on The NASDAQ Stock Market under the trading symbol “QLTI” and on The Toronto Stock Exchange under the trading symbol “QLT.”
Certain statements in this press release constitute “forward looking statements” of QLT within the meaning of the Private Securities Litigation Reform Act of 1995 and constitute “forward looking information” within the meaning of applicable Canadian securities laws. Forward looking statements include, but are not limited to: our plans to divest our Eligard asset; our expectations for the development of our punctal plug platform; our expectations for 2009 Visudyne sales and our share of profit from Visudyne sales; our expectations for 2009 Eligard sales; our expectations for 2009 R&D and SG&A expenses and 2009 EBIDTA; our expectations for timing to receive the primary endpoint results relating to our Visudyne RADICAL study; and statements which contain language such as: “assuming,” “prospects,” “future,” “projects,” “believes,” “expects” and “outlook.” Forward-looking statements are predictions only which involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those expressed in such statements. Many such risks, uncertainties and other factors are taken into account as part of our assumptions underlying these forward-looking statements and include, among others, the following: the Company’s future operating results are uncertain and likely to fluctuate; our ability to successfully complete the sale of our Eligard asset at an acceptable price and the time period necessary to complete such sale are uncertain; uncertainties relating to the timing and results of the clinical development and commercialization of our products and technologies (including Visudyne and our punctal plug technology) and the associated costs of these programs; the timing, expense and uncertainty associated with the regulatory approval process for products; uncertainties regarding the impact of competitive products and pricing; risks and uncertainties associated with the safety and effectiveness of our technology; risks and uncertainties related to the scope, validity, and enforceability of our intellectual property rights and the impact of patents and other intellectual property of third parties; and general economic conditions and other factors described in detail in QLT’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities. Forward looking statements are based on the current expectations of QLT and QLT does not assume any obligation to update such information to reflect later events or developments except as required by law.